CONSENT FRANK L. SASSETTI & CO.

The undersigned, Frank L. Sassetti & Co., Certified Public Accountants, hereby consents to the use of the audit reports and certifications for the period ended April 30, 1998, for Atlas Futures Fund, Limited Partnership and Ashley Capital Management, Inc. in the Form S-1 Registration Statement filed by the Fund with the U.S. Securities and Exchange Commission and the securities examiners of the states selected by the General Partner.

The undersigned hereby further consents to inclusion of its name and the other information under the section "Experts" in the said Registration Statement. Without further consent of the undersigned, the General Partner will cause such changes to the Form S-1 as are appropriate in response to the comments of said Commission and administrators and, thereafter, deliver the Prospectus to prospective investors with respect to the offering of up to $7,000,000 aggregate amount of limited partnership interest (the "Units") in Atlas Futures Fund, Limited Partnership.



                                           s/ Robert W. Krone
                                           Robert W. Krone, CPA
                                           Frank L. Sassetti & Co.
                                           6611 West North Avenue
                                           Oak Park, Illinois  60302

                                           (708) 386-1433
Date:  August 10, 1998